                                                                   EXHIBIT 11.1

                          EXCEL SWITCHING CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                         YEAR ENDED
                                        DECEMBER 31,            SIX MONTHS ENDED
                                       ---------------   YEAR   ----------------
                                                        ENDED             JUNE
                                                       DECEMBER JUNE 30,   28,
                                        1994    1995   28, 1996   1996    1997
                                       ------- ------- -------- -------- -------
Net Income...........................  $ 4,190 $ 5,411 $ 7,901  $ 3,687  $ 7,420
                                       ======= ======= =======  =======  =======
Weighted average common shares
 outstanding.........................   27,946  27,962  28,090   28,090   28,090
Weighted average common share
 equivalents.........................    3,395   3,861   4,607    4,492    4,832
Weighted average common shares issued
 within twelve months of initial
 public offering(1)..................    1,090   1,090   1,090    1,090    1,090
                                       ------- ------- -------  -------  -------
Weighted average number of common and
 common equivalent shares
 outstanding.........................   32,431  32,913  33,787   33,672   34,012
                                       ======= ======= =======  =======  =======
Net income per common and common
 equivalent share....................  $  0.13 $  0.16 $  0.23  $  0.11  $  0.22
                                       ======= ======= =======  =======  =======
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, stock options issued at prices below the initial public offering price during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.